Exhibit 10.13

                             SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "Agreement") is entered into as of the date of later signature below ("Effective Date"), by and between Gannett Co., Inc., a Delaware corporation with offices at 7950 Jones Branch Drive, McLean, Virginia 22107 ("Gannett") and Monster Offers, a Nevada corporation with offices at PO Box 1092, Bonsai', California 92003 ("Monster Offers"), and sets forth the terms and conditions pursuant to which Monster Offers will provide to Gannett and its Affiliates (as defined in Section 17, below) the reporting services described in Exhibit A (the "Services") relating to the performance of third-party "deal of the day" ("DOTD") service offerings that serve the markets associated with Gannett's and its Affiliates' websites listed on Exhibit B (each a "Gannett Market") (as such Exhibit may be amended by Gannett from time to time during the Term on written notice to Monster Offers (email to suffice) to add or remove Gannett Markets). Accordingly, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Services. During the Term, Monster Offers will perform the following Services on behalf of Gannett and its Affiliates: tracking the performance of mutually agreed upon third-party DOTD sites that serve users in the applicable Gannett Markets and, as further described in Exhibit A, will create reports describing the performance of deals distributed on such DOTD sites ("Reports").

2. License. Subject to the terms and conditions of this Agreement, effective as of the Commencement Date (as defined below), Monster Offers hereby grants to Gannett and its Affiliates a non-exclusive, fully-paid up license to use the Reports for Gannett's and such Affiliates' internal business purposes during the Term. Monster Offers will make the Reports available to Gannett and its Affiliates at the frequency set forth in Exhibit A in a form and format specified in Exhibit A or as otherwise mutually agreed upon by the parties.

3. License Restrictions. Except as permitted by applicable law, Gannett may not, without Monster Offers' prior written consent, (i) modify, edit, or otherwise alter the Reports; (ii) reproduce, modify, adapt, translate, prepare derivative works of, or distribute to third parties (other than Gannett's Affiliates) the Reports; or (iii) authorize any third party to do any of the foregoing.

4.  Fees: Payment Terms.

4.1. Fees. During the Term, Gannett agrees to pay to Monster Offers the fees set forth on Exhibit C (the "Fees") for each Gannett Market that uses the Services, based on the rates per Gannett Market identified in Exhibit B.

4.2. Invoicing: Payment. Monster Offers will invoice Gannett for the Fees on a monthly basis in arrears. Each such invoice will describe, in reasonable detail the Gannett Markets that received Services during the applicable month. Gannett will pay all amounts set forth in such invoices and not reasonably disputed by Gannett in good faith within ten (10) days of receipt of invoice.

5.  Term; Termination

5.1. Term. The term of this Agreement will commence as of July 1, 2011 ("Commencement Date") with the first deliverable due on July 12th, 2011 and, unless earlier terminated as set forth herein, will remain in effect until June 30, 2012 (the "Term"). Following the Initial Term, this Agreement may be renewed upon mutual written agreement of the parties.

5.2. Termination. Gannett may terminate this Agreement at any time, with or without cause, upon thirty (30) days prior written notice to Monster Offers. Either party may terminate this Agreement in the event of a material breach by the other party that remains uncured for a period of fifteen (15) days after receipt of written notice of such breach from the non-breaching party.

5.3. Effect of Termination. Upon expiration or termination of this Agreement,
(i) Gannett shall cease receiving new Reports, and (ii) will pay any undisputed Fees that accrued during the Term in accordance with the terms of
Section 3. For clarity, notwithstanding anything to the contrary in this Agreement, upon any expiration or termination, Gannett and its Affiliates will continue to have the right to use any Reports provided by Monster Offers during the Term, subject to the terms and conditions set forth herein. Subject to the foregoing, Sections 2, 3, 5.3, 6, 7, 8, 9, 10, 13, and 15 will survive any expiration or termination of this Agreement.

6. Ownership. As between the parties, (i) Gannett retains all right, title and interest, including all intellectual property rights, in and to Gannett's and Affiliates' websites, including, without limitation, all content on or available through Gannett's and such Affiliates' websites, and (ii) Monster Offers retains all right, title, and interest, including all intellectual property rights, in and to Monster Offers' and its Affiliates' websites, and in and to the Services and the Reports.

7.  Representations and Warranties.

7.1. General Warranties. Each party represents and warrants that: (i) it has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder; (ii) it has all rights necessary to enter into this Agreement and to perform its obligations hereunder, including, without limitation, the right to grant any rights granted by such party under this Agreement; (iii) it is not a party to any agreement with a third party, the performance of which is reasonably likely to affect adversely its ability or the ability of the other party to perform fully its respective obligations hereunder; and (iv) its performance of its obligations under this Agreement will not violate any other agreement between such party and any third party.

7.2. Monster Offers Warranties. Monster Offers further represents and warrants that (i) the Reports will at all times conform to any specifications for the Reports Technology provided by Monster Offers, (ii) Monster Offers has all rights and licenses necessary to enter into this Agreement and to grant the licenses granted to Gannett and its Affiliates hereunder; (iii) the Services, the Reports, and Monster Offers' performance of its obligations under this Agreement will comply with all applicable laws, rules and regulations, and (iv) the Reports, and the data contained therein, will be true, correct and complete based on the data available to Monster Offers as of the time such Report is provided by Monster Offers to Gannett and its Affiliates.

8. Indemnification. Monster Offers will indemnify, defend and hold harmless Gannett, its Affiliates, successors and assigns, and all of their respective officers, directors, employees and agents from and against any and all claims, losses, demands, causes of action, debts or liabilities, including reasonable attorneys' fees (collectively, "Losses"), arising out of a third-party claim resulting from (i) any breach or alleged breach of Monster Offers' obligations, representations or warranties under this Agreement; or
(ii) any claim that the Services or the Reports, or Gannett's or such Affiliates' use of any of the foregoing in accordance with the terms of this Agreement (a) misappropriates any third party's confidential information, (b) is libelous or defamatory, or (c) violates or infringes the rights of any third party, including, without limitation, any patent, copyright, trademark, trade secret or other intellectual property or proprietary rights, or any rights of privacy or publicity.

9. Limitation of Liability. EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS AND FOR DAMAGES ARISING OUT OF BREACHES OF SECTION 15
(CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT UNDER ANY CAUSE OF ACTION EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Confidentiality.

10.1. Definition of Confidential Information. For purposes of this Agreement, "Confidential Information" means the terms and conditions of this Agreement, and all non-public information about the disclosing party's (or its suppliers') business or activities that is marked or designated by such party as "confidential or "proprietary" at the time of disclosure or that reasonably would be understood to be confidential given the circumstances of disclosure. Without limiting the generality of the foregoing, Confidential Information will include, without limitation all business, financial, technical and other similar information of either party. Notwithstanding the foregoing, Confidential Information will not include information that; (i) is or becomes publicly known without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) the receiving party rightfully knew prior to receiving such information from the disclosing party; or (iv) the receiving party develops independent of any information originating from the disclosing party.

10.2. Use of Confidential Information. Each party agrees that: (i) it will not disclose to any third party any Confidential Information disclosed to it by the other party except as expressly permitted in this Agreement; (ii) it will not use any Confidential Information disclosed to it by the other party except as necessary to perform its obligations under this Agreement; and (iii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each party may disclose Confidential Information (a) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, provided that such party uses reasonable efforts to request confidential treatment or a protective order before such disclosure; (b) on a "need-to-know" basis to its legal counsel, accountants, employees and agents who are obligated to maintain the confidentiality of such information, and
(c) on a confidential basis to current or prospective investors in or acquirers of such party. Upon termination or expiration of this Agreement, or at the request of the disclosing party, the receiving party shall (at its option) return the Confidential Information to the disclosing party, or destroy it and, upon the disclosing party's request, certify that it has taken such action.

11. No Publicity. Except as permitted by law, Monster Offers may not use Gannett's or any Gannett Affiliate's name, or any trademark, service mark, trade name, logo or other commercial or product designations for any purpose without the prior written consent of Gannett in each instance. Without limiting the generality of the foregoing, unless required by law, neither party will, without the prior written approval of the other party, make any public statement, press release, presentation, or other announcement relating to the existence or terms of this Agreement.

12. Assignment. Neither this Agreement nor any interest herein or in the license may be assigned by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that Gannett may assign this Agreement without Monster Offers' approval to any purchaser of all or substantially all of its business or assets pertaining to the line of business to which this Agreement relates or to any Gannett Affiliate. For purposes of this Agreement, the term "Affiliate" means an entity that controls, is controlled by or is under common control with a party to this Agreement, where "control" means the power to direct the management of such entity.

13. Jury Trial Waiver. THE PARTIES SPECIFICALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY COURT WITH RESPECT TO ANY CONTRACTUAL, TORTIOUS, OR STATUTORY CLAIM, COUNTERCLAIM, OR CROSS-CLAIM AGAINST THE OTHER ARISING OUT OF OR CONNECTED IN ANY WAY TO THIS AGREEMENT, BECAUSE THE PARTIES HERETO, BOTH OF WHOM ARE REPRESENTED BY COUNSEL, BELIEVE THAT THE COMPLEX COMMERCIAL AND PROFESSIONAL ASPECTS OF THEIR DEALINGS WITH ONE ANOTHER MAKE A JURY DETERMINATION NEITHER DESIRABLE NOR APPROPRIATE.

14. Termination of Existing Agreements. As of the Effective Date, Monster Offers is a party to the following two separate Agreements with Affiliates of
Gannett: (i) the Services Agreement dated as of January 11, 2011, between Monster Offers and Phoenix Newspapers, Inc. ("PNI") and (ii) the Services Agreement dated as of March 22, 2011, between Monster Offers and Gannett Satellite Information Network, Inc. ("GANSAT") (collectively, the "Existing Affiliate Agreements"). Pursuant to the Existing Affiliate Agreements, Monster Offers provides to PNI and GANSAT, respectively, certain services that are substantially similar to the Services to be provided to Gannett under this Agreement. Monster Offers, PNI and GANSAT desire to terminate their respective rights and obligations under the Existing Affiliate Agreements Agreement and to permit PNI and GANSAT to obtain Services from Monster Offers in accordance with the terms of this Agreement. Accordingly, the parties hereby agree that, as of the Effective Date of this Agreement, the Existing Affiliate Agreements shall be deemed terminated and PNI and GANSAT shall each be deemed an "Affiliate' under this Agreement, with all the rights, benefits and obligations of same.

15. Miscellaneous. Any notice provided pursuant to this Agreement will be in writing, and will be sent by U.S. mail, postage prepaid, certified mail return receipt requested or by overnight courier to the applicable party at the address set forth in the preamble above or such other address specified in writing by the applicable party in accordance with this Section. Notices to Monster Offers will be sent to Paul R. Gain, CEO, and notices to Gannett will be sent to Saira Stahl, VP of Business Development and Operations. Copies of notices to Gannett also will be sent to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 Attn: Law Department. Notices will be effective upon receipt. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever. This Agreement and performance hereunder will be governed by the laws of the State of New York, without regard to its conflicts of laws rules. This Agreement constitutes the complete and exclusive agreement between the parties relating to the subject matter hereof. it supersedes all prior proposals, understandings and all other agreements, oral and written, between the parties relating to this subject matter. The waiver or failure of either party to exercise any right provided for herein will not be deemed a waiver of any further right hereunder. This Agreement may not be modified or altered except by written instrument duly executed by both parties. If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision will be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement will remain in full force and effect. This Agreement may be executed in counterparts, each of which will constitute an original, and all of which will constitute one agreement. Ambiguities, inconsistencies or conflicts in this Agreement will not be strictly construed against either party but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time this Agreement is entered into and common practice in the industry.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


GANNETT CO., INC.                      MONSTER OFFERS

By: /s/ Saira Stahl                    By: /s/ Paul R. Gain
    ---------------                        ----------------
Name:   Saira Stahl                    Name:   Paul R. Gain
Title:  VP, Bus. Dept. & Operations    Title:  CEO
Date:   6/14/2011                      Date:   June 7th, 2011


For purposes of Section 14 only:

PHOENIX NEWSPAPERS, INC.

By: /s/ Mike Coleman
    ----------------
Name:   Mike Coleman
Title:  VP/Digital Media
Date:   6/7/11


GANNETT SATELLITE INFORMATION NETWORK, INC.

By: /s/ Ted Mann
    ------------
Name:   Ted Mann
Title:  Digital Development Director, Gannett NJ
Date:   June 13, 2011

                                EXHIBIT A

                                SERVICES

1.  DOTD Tracking - Large Markets

REPORTS:  Frequency: Weekly
          Delivery Deadline: Delivered by 11:59 pm Eastern time each Tuesday Monthly Results Included: Monthly results (to date) included in each Weekly Report

DESCRIPTION: This Report is most appropriate for the hyper-competitive markets, ones with a considerable mix of both national and local DOTD providers. Up to 25 DOTD mutually agreed to products can be tracked and included in each Weekly Report. These reports will include at a minimum; national DOTD providers, local DOTD providers, media properties with DOTD products, and other branded and syndicated DOTD sites along with deal description and sales volume (when available). The focus is to analyze the data to identify local trends and provide useful insights to Gannett's and its Affiliates' local DOTD staff and executive management, as determined by Gannett and such Gannett Affiliate. Product and sales data (if available) will be compiled and presented in Excel format. For any DOTD website that offers multiple deals per week, the Report will include tracking data for each applicable deal offered by such site (up to 10 deals per site per week).

2.  DOTD Tracking - Midsize Markets

REPORTS:  Frequency: Weekly
          Delivery Deadline: Delivered by 11:59 pm Eastern time each Tuesday Monthly Results Included: Monthly results (to date) included in each Weekly Report

DESCRIPTION: This Report is considered appropriate for markets where there are competitors beyond just Groupon and LivingSocial, but not to the extent of the hyper-competitive large markets. Up to 7 DOTD products can be tracked and included in each Weekly Report. These reports will include at a minimum; national DOTD providers, local DOTD providers, media properties with DOTD products, and other branded and syndicated DOTD sites along with deal description and sales volume (when available). The results will be grouped by geography and/or market size to make the results and reports even more meaningful. The focus is to analyze the data to identify trends, findings and insights in these markets that can be useful to Gannett's and its Affiliates' local DOTD staff and executive management, as determined by Gannett and such Gannett Affiliate. Product and sales data (if available) will be compiled and presented in Excel format. For any DOTD website that offers multiple deals per week, the Report will include tracking data for each applicable deal offered by such site (up to 10 deals per site per week).

3.  DOTD Tracking - Small Markets

REPORTS:  Frequency: Weekly
          Delivery Deadline: Excel spreadsheets delivered by 11:59 pm Eastern time each Tuesday

DESCRIPTION: This Report is most appropriate for small markets where the competitors are simply Groupon and LivingSocial. There will be no custom reports written for these markets, rather the product and sales data (if available) will be compiled in Excel spreadsheets. These reports, in Excel spreadsheet format, will include at a minimum; national DOTD providers, local DOTD providers, media properties with DOTD products, and other branded and syndicated DOTD sites along with deal description and sales volume (when available).

For any DOTD website that offers multiple deals per week, the Report will include tracking data for each applicable deal offered by such site (up to 10 deals per site per week).

4.  Newspaper DOTD Industry Report

REPORTS:  Frequency: Monthly
          Delivery Deadline: 11:59 pm Eastern time on the fifth (5m) business day after close of month.

DESCRIPTION: This is a syndicated Industry Report intended for all Gannett newspaper and broadcast properties, big and small. At present, there are over 150 newspapers that offer a DOTD product. The Industry Report aggregates and includes all the specific deals and sales data to compare and trend performance on several key metrics and is useful to readers regardless of size. Features such as the best performing deals of the month will also be included. This Monthly Report is compiled and presented in Excel format.

5. Reporting Dashboard. Without limiting Monster Offer's obligation to deliver all Reports by the Delivery Deadlines set forth above, Monster Offers agrees that, during the Term, at no additional cost to Gannett, Monster Offers will make the Reports available to Gannett and the Gannett Markets through an online reporting dashboard that will include all information included in the Reports but that will be updated in real time ("Reporting Dashboard"). Monster Offers will ensure that the Reporting Dashboard is fully functional and available for use by Gannett and the Gannett Markets at all times during the Term as of July 31, 2011.

6. Service Credits for Delayed Delivery.

a. During the Term, Monster Offers agrees to deliver the Reports described in Sections 1-4 above to the applicable Gannett Markets by the Delivery Deadline specified above. In the event that Monster Offers fails to deliver any Report(s) to any applicable Gannett Market by the applicable Delivery Deadline (a "Late Report Delivery"), Gannett will report such Late Report Delivery to Monster Offers by phone and/or email to: pwest@monsteroffers.com with a copy to analytics@monsteroffers.com . If, after receiving such notice of a Late Report Delivery, Monster Offers fails to provide the applicable Report(s) to all such Gannett Markets within twelve (12) hours after the Delivery Deadline ("Cure Period"), Monster Offers will issue Gannet a service credit ("Service Credit") equal to fifteen percent (15%) of the Fees payable by Gannett to Monster Offers for the applicable Report for such month. For clarity, Gannett will be entitled to a separate Service Credit for each Report that is not delivered to all applicable, Gannett Markets by the conclusion of the applicable Cure Period, provided that the maximum Service Credit that may accrue under this Section will not exceed one hundred percent (100%) of the Fees owed by Gannett to Monster Offers for the applicable month. For purposes of illustration, but not by way of limitation, (i) if Monster Offers fails to deliver the Large Market Report by the Delivery Deadline for two consecutive weeks, Gannett would be entitled to a Service Credit equal to 30% of the fees paid or payable for the Large Market Report for the applicable month, and (ii) if, in a given week, Monster Offers failed to deliver the Large Market Report and the Midsize Market Reports by the applicable Delivery Deadlines, Gannett would be entitled to a Service Credit equal to 15% of the fees paid or payable for the Large Market Report plus 15% of the fees paid or payable for the Midsize Market Report.

b. Without limiting the foregoing, in the event that Monster Offers experiences one (1) or more Late Report Deliveries for three (3) straight weeks, or five (5) or more Late Report Deliveries over any three (3) month period during the Term, then, regardless of whether any or all of such Late Report Deliveries are cured within the applicable Cure Period, Monster Offers will pay to Gannett a Service Credit equal to fifteen percent (15%) of one month's aggregate Fees otherwise paid or payable by Gannett to Monster Offers under this Agreement. For clarity, any Service Credits payable to Gannett under this Section 5(b) are in addition to any Service Credits to which Gannett may be entitled under Section 5(a) above.

c. Any Service Credits payable by Monster Offers to Gannett will be issued as a credit against the next month's invoice; provided that if any such Service Credit accrues in the last month of the Term, Monster Offers will pay Gannett the amount of such Service Credit within thirty (30) days of the expiration or termination of this Agreement. The payment by Monster Offers of any Service Credits under this Section will be in addition to any other rights or remedies Gannett may have in connection with the late or failed delivery of Reports, whether under this Agreement, at law or in equity.

                                  EXHIBIT B

                               GANNETT MARKETS

LARGE                       MIDSIZE                       SMALL
$1187.50 month              $475month                     $237.50 month

Washington, DC              Nashville, TN                 Jackson, MS
Atlanta, GA                 Louisville, KY                Lansing, Ml
Detroit, MI                 Jacksonville, FL              Pensacola, FL
Phoenix, AZ                 Buffalo, NY                   Reno, NV
Minneapolis, MN             Grand Rapids, MI              Asheville, NC
St Louis, MO                Columbia, SC                  Shreveport, LA
Tampa, FL                   Greensboro, NC                Salem, OR
New Jersey                  Little Rock, AR               Tallahassee, FL
Denver, CO                  Knoxville, TN                 St. Cloud, MN
Indianapolis, IN            Poughkeepsie, NY              Montgomery, AL
Sacramento, CA              Greenville, SC                Green Bay, WI
Cincinnati, OH              Des Moines, IA                Fort Collins, CO
Cleveland, OH               Ft Myers, FL                  Lafayette, LA
                            Space Coast (Brevard), FL     Binghamton, NY
                            Wilmington, DE                Appleton, WI
                            Westchester County, NY        Macon, GA
                                                          Sioux Falls, IA
                                                          Burlington, VT
                                                          Lafayette, IN
                                                          Rochester, NY
                                                          Bangor, ME
                                                          Central Wisconsin
                                                          Palm Springs, CA
                                                          Portland, ME
                                                          Springfield, MO

                                 EXHIBIT C

                                   FEES

                                       GANNETT       GANNETT        MONTHLY
PRODUCT                                 PRICE        QUANTITY        COST
--------------------------------       -------       --------       -------
DOTD Tracking-Large Markets            $1187.50         13         $15,437.50
DOTD Tracking-Midsize Markets           $475            16             $7,600
DOTD Tracking-Small Markets            $237.50          25          $5,937.50
Newspaper DOTD Industry
        Report                           N/A            N/A            $2,500
   TOTAL MONTHLY COST                                                 $31,475